UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(D) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):  November 14, 2011

RADIUS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53173	80-0145732
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		No.)

201 Broadway, 6th Floor

Cambridge, MA 02139

(Address of principal executive offices) (Zip Code)

(617) 551-4700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 14, 2011, Radius Health, Inc. (the “Company”) entered into a letter agreement regarding the termination of employment of Louis O’Dea, M.B., the Company’s Senior Vice President and Chief Medical Officer (the “Separation Agreement”), who resigned effective as of November 14, 2011 (the “Termination Date”) to pursue other endeavors.  Under the terms of the Separation Agreement, the Company will pay to Dr. O’Dea, an aggregate severance amount of $164,472 (the “Severance Amount”), to be paid in accordance with the Company’s normal payroll procedures over the six (6) month period commencing on the next regularly scheduled payroll date after the effective date of the Separation Agreement (the “Severance Period”).  The Company will also, assuming that he elects and remains eligible for COBRA coverage, reimburse Dr. O’Dea for the portion of his COBRA premium that the Company would have paid had he remained employed by the Company during the Severance Period.  In addition, the Company will permit Dr. O’Dea to exercise the portion of his stock options that were vested as of the Termination Date, representing a right to purchase up to 163,880 shares of the Company’s common stock, until February 14, 2012, subject to the terms and conditions of the Company’s 2003 Long-Term Incentive Plan or 2011 Stock Incentive Plan, as applicable.

The preceding description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

See the Exhibit Index, which immediately follows the signature page hereof and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 18, 2011

Radius Health, Inc.

By:	/s/ B. Nicholas Harvey
Name: B. Nicholas Harvey
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Letter agreement, entered into as of November 14, 2011, by and between Louis O’Dea and the Company